Presentation to the Directors of

Westfield America Management Limited

Regarding: Project Racecar

February 14, 2001

Table of Contents

1. Overview of the Transaction

2. Public Market Perspective

3. JOEY Valuation Analysis

Appendix

The Assets

Overview of the Transaction

Overview of the Transaction

Summary

•	WALLABY intends to acquire all outstanding shares of JOEY that it, or its affiliates, do not already own through a two-step tender/merger process
•
The approximate current market value of equity interests not held by WALLABY, or its affiliates, is US$402,139,808, comprised of 16,482,781 shares of JOEY common stock, 3,075,420 partnership units in JOEY, and 6,944,450 common shares underlying convertible preferred stock(a)
•	WALLABY will tender for 16,482,781 JOEY common shares owned by the public at $16.25 per share, for a total purchase price of US$267,845,191
•
Simultaneously, WALLABY will raise approximately US$153,700,000(b) through an equity offering in Australia to be handled by Merrill Lynch and UBS Warburg and US$125,145,191(c) through a private equity provided by UBS Warburg

(a) The Series C Preferred Stock will "roll-over" at a liquidation preference of US$125,000,100. The aggregate value of the common stock and partnership units in JOEY, not held by WALLABY, or its affiliates, is based on a stock price of $14.17 on 02/13/01.

(b) Based on 200,000,000 WALLABY units at an underwriting price of A$1.45 and US$/A$ exchange rate of 0.53x.

(c) US$267,845,191 purchase price plus US$11,000,000 of transaction expenses less US$153,700,000 proceeds from WALLABY issuance of units.

Overview of the Transaction

Overview of Key Terms and Conditions(a)

Description of Transaction:	•	Tender offer for all outstanding shares of common stock not owned by Wallaby or its affiliates
	•	Tender offer to be followed by a back-end merger

Consideration:	•	$16.25 per share, net in cash

Non-Solicitation:	•	JOEY and its representatives are prohibited from soliciting, initiating, or encouraging the submission of any Acquisition Proposal
	•	JOEY may consider unsolicited Superior Proposals if a majority of disinterested directors (after consultation with outside counsel) deems it necessary in order to comply with their fiduciary obligations

Fiduciary Out:	•	JOEY's board and the Special Committee will not withdraw or modify its approval or recommendation unless they determine in good faith (after consultation with independent legal counsel) that such action is necessary to comply with their fiduciary duties

Effect of Termination:	•	If WALLABY terminates the agreement because: 1) JOEY's Board or the Special Committee withdrew or modified their approval or recommendation of the Offer or 2) of a material breach of the "non-solicitation" clause, JOEY shall reimburse WALLABY for any out-of-pocket expenses up to $5 million

Key Conditions:	•	No material adverse change. No material breach of representations and warranties. Tender conditions are satisfied

(a) Based on terms of the draft merger agreement dated February 13, 2001.

Overview of the Transaction

Summary of the Proposed Transaction (US$ in millions, except per share data)

Purchase Price Valuation	Implied Transaction
Purchase Price Per Share	$16.25
Common Shares	73.4
Partnership Units(a)	5.8

Total Shares Outstanding	79.1

Total Equity Value	$1,285.9
Plus: Preferred Stock(b)	482.0
Plus: Assumed Debt(c)	2,894.2
Less: Cash(d)	(24.9)

Transaction Value	$4,637.3

Premium to JOEY Market Price

	Date	Price	Premium
One Day	02/13/01	$14.17	14.7%
One Week Average	02/06/01	14.44	12.5%
One Month Average	01/12/01	14.41	12.8%
Three Month Average	11/13/00	13.85	17.3%
	JOEY Operating Data	Implied Transaction Multiples		Public Comparables(e)
Revenues(f)
2000A	$533.3	8.7	x
2001E	580.6	8.0
				Implied Cap Rate
Net Operating Income(g)
2000A	$402.8	11.5	x	8.7%
2001E	423.7	10.9		9.1%
Funds From Operations(h)
2000A	$1.83	9.0	x		7.9	x
2001E	1.92	8.6			7.3
Adjusted Funds From Operations(i)
2000A	$1.58	10.5	x		9.2	x
2001E	1.64	10.1			8.4

Source: JOEY Press Release dated 01/23/01, WALLABY management, Merrill Lynch Equity Research, First Call.

(a) Includes Series F Preferred Partnership Units with a liquidation preference of $52.5mm, which may be exchanged for cash or JOEY preferred stock, at JOEY's option.

(b) Preferred Stock at liquidation preference. Outstanding Preferred Stock is convertible into 27.7mm common shares, but is out of the money at current offer price (except for Series A & B, which will not be converted due to tax consequences).

(c) JOEY's pro rata share of outstanding debt as of 12/31/00.

(d) Does not include restricted cash of $19.1mm.

(e) Based on public comparable companies: Simon Property Group, General Growth Properties, The Rouse Company, The Macerich Company, and Taubman Centers.

(f) Based on JOEY press release dated 01/23/01 and Merrill Lynch Equity Research dated 01/25/01.

(g) Based on WALLABY management and Merrill Lynch estimates.

(h) First Call consensus as of 02/08/01.

(i) Based on Merrill Lynch Equity Research dated 02/09/01.

Overview of the Transaction

Ownership Summary(a)

Before Acquisition

		WHL		WALLABY		SCPG		Public
	Total	Held	% of Total	Held	% of Total	Held	% of Total	Held	% of Total
Common Shares	73,354,863	14,070,072	19.2%	42,802,010	58.3%	—		16,482,781	22.5%
OP Units	5,777,943	2,702,523	46.8%	—		—		3,075,420	53.2%
Convertible Preferred	20,055,570	2,777,780	13.9%	10,333,340	51.5%	6,944,450	34.6%	—
Other Preferred	7,671,330	—		7,671,330	100.0%	—		—

Total Common and Equivalents	106,859,706	19,550,375	18.3%	60,806,680	56.9%	6,944,450	6.5%	19,558,201	18.3%

After Acquisition

		WHL		WALLABY		SCPG		Public
	Total	Held	% of Total	Held	% of Total	Held	% of Total	Held	% of Total
Common Shares	73,354,863	14,070,072	19.2%	59,284,791	80.8%	—		—
OP Units	5,777,943	2,702,523	46.8%	—		—		3,075,420	53.2%
Convertible Preferred	20,055,570	2,777,780	13.9%	10,333,340	51.5%	6,944,450	34.6%	—
Other Preferred	7,671,330	—		7,671,330	100.0%	—		—

Total Common and Equivalents	106,859,706	19,550,375	18.3%	77,289,461	72.3%	6,944,450	6.5%	3,075,420	2.9%

(a) Source: WALLABY management.

Public Market Perspective

Public Market Perspective

(US$ in millions, except per share data)

Equity Value and Enterprise Value

Current Stock Price	Feb-13-01	$14.17
Common Shares		73.4
Partnership Units(a)		5.8

Total Shares Oustanding		79.1

Total Equity Value		$1,121.3
Plus: Preferred Stock(b)		482.0
Plus: Assumed Debt(c)		2,894.2
Less: Cash(d)		(24.9)

Total Enterprise Value		$4,472.7

Trading Multiples

			Trading Value as a Multiple of
										P/FFO to 5-Yr Growth Rate(g)
Year	Revenue(e)		NOI(f)		Implied Cap Rate	FFO(g)		AFFO(h)
2000A	8.4	x	11.1	x	9.0%	7.7	x	9.0	x	1.29	x
2001E	7.7		10.6		9.5%	7.4		8.6		1.23
Financial Results
2000A	$533.3		$402.8			$1.83		$1.58		6.0%
2001E	580.6		423.7			1.92		1.64		6.0

(a) Includes Series F Preferred Partnership Units with a liquidation preference of $52.5mm, which may be exchanged for cash or JOEY preferred stock, at JOEY's option.

(b) Preferred Stock at liquidation preference. Outstanding Preferred Stock is convertible into 27.7mm common shares, but is out of the money at current offer price (except for Series A & B, which will not be converted due to tax consequences).

(c) JOEY's pro rata share of outstanding debt as of 12/31/00.

(d) Does not include restricted cash of $19.1mm.

(e) Based on JOEY press release dated 01/23/01 and Merrill Lynch Equity Research dated 01/25/01.

(f) Based on WALLABY management and Merrill Lynch estimates.

(g) First Call consensus as of 02/08/01.

(h) AFFO based on Merrill Lynch Equity Research dated 02/09/01.

Public Market Perspective

Stock Price Performance Since IPO(a)

(a) As of February 13, 2001.

Public Market Perspective

1-Year Cost Basis Trading Volume Analysis(a)

(a) As of February 13, 2001. Please note that not all shares may have exchanged hands as some shares included herein may have traded more than once.

(b) Provided by WALLABY management.

Public Market Perspective

Historical Forward P/FFO Multiples(a)

(a) From Fact Set as of 01/30/01, First Call consensus monthly forward year rolling P/FFO multiples.

JOEY Valuation Analysis

JOEY Valuation Analysis

Valuation Methodologies

JOEY Valuation Analysis

Valuation Methodologies (cont'd)

JOEY Valuation Analysis

Summary Per Share Valuation by Methodology
(US$ in millions, except per share data)

Methodology:	Includes effect of Advisory Fee and Partly Paid Units	Adjusted to arrive at Potential Liquidation Value(b)	Terminal Multiples of 7.0x - 9.0x FFO Discount Rates of 14.0% - 18.0%	6.8x - 8.2x 2001E FFO(c) of $1.92	7.6x - 10.2x 2001E AFFO(d) of $1.64	74.3% - 98.1% NAV(e) of $17.80

(a) Adjusted for dilutive effect of Partly Paid Units stock issuance, estimated to be $0.27 per share.

(b) Adjusted to include $448.9mm of REIT level taxes, per WALLABY management.

(c) Based on First Call consensus as of 02/08/01.

(d) Based on Merrill Lynch Equity Research dated 02/09/01.

(e) Based on Realty Stock Review dated 01/30/01. Merrill Lynch has used this NAV which represents a Wall Street consensus estimate, instead of the Merrill Lynch NAV which is based on a more rigorous and detailed (non-public) analysis.

JOEY Valuation Analysis

Summary of Net Asset Valuation
(US$ in millions, except per share data)

	Low Valuation	Mid Valuation	High Valuation
Assets
Estimated Value of Malls (at JOEY Share)	$4,618.6	$4,761.4	$4,904.3
Direct Financing Leases Receivable	78.5	78.5	78.5
Cash & Cash Equivalents	24.9	24.9	24.9
Restricted Cash	19.1	19.1	19.1
Accounts Receivable	45.7	45.7	45.7

Total Assets (with R.E. at Market Value)	$4,786.8	$4,929.6	$5,072.4
Less: Debt, Preferred Stock & Other Liabilities
Notes Payable & Revolving Credit Facility(a)	$2,594.2	$2,594.2	$2,594.2
Accounts Payable & Accrued Expenses(b)	284.9	284.9	284.9
Distribution Payable	39.6	39.6	39.6
Preferred Stock	482.0	482.0	482.0

Total Debt, Preferred Stock & Other Liabilities	$3,400.7	$3,400.7	$3,400.7

Aggregate Net Asset Value	$1,386.1	$1,528.9	$1,671.7
Diluted Common Shares & OP Units Outstanding(c)	99.8	99.8	99.8

Preliminary NAV Per Share	$13.89	$15.32	$16.75

Adjustments
PV of Corporate Level Taxes(d)	$448.9	$448.9	$448.9
Tax Adjustment per Share	$4.50	$4.50	$4.50

Adjusted NAV Per Share	$9.39	$10.82	$12.25

(a) Includes the reduction of $300mm of debt from the proceeds of the stock issuance pursuant to the Subscription Agreement (PPU).

(b) Includes present value of Advisory Fees of $168.9mm.

(c) Includes 20.7mm additional shares from the stock issuance pursuant to the Subscription Agreement (PPU).

(d) Tax consequences based on WALLABY management.

JOEY Valuation Analysis

Corporate Discounted Cash Flow Analysis
(US$ in millions, except per share data)

	December 31,		Projected FYE December 31,
	1999A	2000A	2001E	2002E	2003E	2004E
Net Income	$54.3	$58.9	$54.4	$60.8	$71.2	$88.9
Plus: Depreciation	112.6	114.2	126.3	134.9	143.5	152.2
Plus: D&A related to Unconsolidated Partnerships	8.9	16.6	21.5	21.5	21.5	21.5
Other	1.2	5.6	2.9	2.9	2.9	2.9

Funds from Operations (FFO)	177.0	195.2	205.1	220.2	239.2	265.5
Less: Deferred Financing Leases	(2.3)	(2.4)	(2.5)	(2.5)	(2.5)	(2.5)
Less: Capital Expenditures	(20.7)	(21.8)	(23.8)	(26.2)	(28.8)	(31.4)

Free Cash Flow (Equity)	$154.1	$171.0	$178.8	$191.4	$208.0	$231.6
	A	+	B			=	C
			PV of Terminal Value as a(b) Multiple of 2004E FFO
							Equity Value			Equity Value per Share(c)
	Discounted(a) Cash Flows (2000-2004)
Equity Cost of Capital			7.0x	8.0x	9.0x		7.0x	8.0x	9.0x	7.0x	8.0x	9.0x
14.00%	$581.7		$1,100.4	$1,257.6	$1,414.8		$1,682.0	$1,839.2	$1,996.4	$15.47	$16.94	$18.41
15.00%	569.4		1,062.6	1,214.4	1,366.2		1,632.0	1,783.8	1,935.6	15.00	16.42	17.84
16.00%	557.6		1,026.4	1,173.1	1,319.7		1,584.0	1,730.6	1,877.3	14.55	15.92	17.30
17.00%	546.1		991.8	1,133.5	1,275.2		1,537.9	1,679.6	1,821.3	14.12	15.45	16.77
18.00%	535.1		958.6	1,095.5	1,232.5		1,493.7	1,630.6	1,767.5	13.71	14.99	16.27

(a) Present values calculated as of December 2000.

(b) Discounted 4 years; based on FYE 2004E FFO of $265.5 million.

(c) Based on 106.9 million shares outstanding and adjusted for dilutive effect of the stock issuance pursuant to the Subscription Agreement (PPU), estimated to be $0.27 per share.

JOEY Valuation Analysis

Public Comparable Companies
(US$ in millions, except per share data)

						Debt/ Tot. Mkt. Cap.	FFO Multiples(c)				AFFO Multiples(d)
		Price at 02/13/01	Current Yield	Equity Market Cap.(a)	Total Market Cap.(b)										First Call 5 Year Growth(c)		NAV Per Share(d)	Price/ NAV
Company	Ticker						2000E		2001E		2000E		2001E
Simon Property Group	SPG	$25.88	7.8%	$6,519.4	$17,830.7	60.5%	7.9	x	7.3	x	9.0	x	8.3	x	8.0%		$30.90	83.8%
General Growth Properties	GGP	34.00	6.0	2,722.5	7,235.6	60.0	7.6		6.8		8.9		7.9		10.0		34.65	98.1
The Rouse Company	RSE	26.12	5.1	1,988.3	5,879.9	63.8	7.9		7.2		8.9		8.1		10.0		30.65	85.2
The Macerich Company	MAC	20.51	10.3	1,169.5	3,300.2	64.6	7.3		6.9		7.9		7.6		7.0		27.59	74.3
Taubman Centers	TCO	11.46	8.7	955.0	2,762.0	54.6	8.8		8.2		11.0		10.2		8.0		14.73	77.8

					Maximum		8.8	x	8.2	x	11.0	x	10.2	x	10.0	x		98.1%
					Mean		7.9		7.3		9.2		8.4		8.6			83.8
					Minimum		7.3		6.8		7.9		7.6		7.0			74.3

JOEY		$14.17	10.4%	$1,514.2	$4,476.1	62.3%	7.7	x	7.4	x	9.0	x	8.6	x	6.0%		$17.71	80.0%

Source: Actual financials are based on Form 10-Q filed for period ending 09/30/00. All convertible preferred and debt is assumed to be converted.

(a) Equity Market Cap = Market Value of Common Stock & O.P. units + Convertible Preferred & Debt.

(b) Total Market Cap = Equity Market Cap + Total Debt + Perpetual Preferred Stock at Liquidation Value.

(c) Based on First Call Consensus estimates as of 02/08/01.

(d) Based on Merrill Lynch Equity Research dated 02/09/01.

JOEY Valuation Analysis

Public Comparables Analysis

(a) FFO estimates are First Call consensus as of 02/08/01.

(b) Mean excludes JOEY.

(c) AFFO estimates are from Merrill Lynch Equity Research dated 02/09/01.

Appendix

The Assets

	Location		Economic Ownership	ML Value @ JOEY Share	2000 NOI @ JOEY Share	Cap Rate (2000 NOI/ ML Value)	2001 NOI @ JOEY Share	Cap Rate (2001 NOI/ ML Value)
CALIFORNIA
Horton Plaza	San Diego	CA	100.0%	$175,000,000	$14,400,481	8.23%	$15,133,691	8.65%
Horton Robinsons-May	San Diego	CA	100.0%	23,000,000	2,007,029	8.73%	1,960,049	8.52%
Mission Valley	San Diego	CA	75.8%	109,910,000	8,697,708	7.91%	9,809,598	8.93%
Mission Valley West (Power Center)	San Diego	CA	75.8%	26,530,000	2,656,776	10.01%	2,668,277	10.06%
North County Fair	Escondido	CA	100.0%	150,000,000	12,594,918	8.40%	12,986,967	8.66%
Parkway Plaza(a)	El Cajon	CA	100.0%	170,000,000	13,050,198	7.68%	15,428,770	9.08%
Plaza Bonita	National City	CA	100.0%	125,000,000	11,020,578	8.82%	11,067,019	8.85%
Plaza Camino Real	Carlsbad	CA	40.0%	52,000,000	4,156,754	7.99%	4,522,768	8.70%
University Towne Centre	San Diego	CA	50.0%	97,500,000	7,149,962	7.33%	7,869,235	8.07%
Eagle Rock	Los Angeles	CA	100.0%	25,000,000	2,748,345	10.99%	2,966,119	11.86%
Eastland (Strip Center)	Eastland	CA	100.0%	65,000,000	6,438,696	9.91%	6,913,295	10.64%
Fox Hills	Culver City	CA	100.0%	100,000,000	9,506,232	9.51%	9,306,491	9.31%
Palm Desert	Palm Desert	CA	100.0%	95,000,000	8,262,523	8.70%	9,315,575	9.81%
Promenade(b)	Woodland Hills	CA	100.0%	25,000,000	2,375,288	9.50%	NM	N/A
Santa Anita	Arcadia	CA	89.7%	130,036,000	10,781,383	8.29%	11,697,073	9.00%
Santa Anita Land (Ground Lease)			89.7%	13,452,000	704,509	5.24%	1,336,187	9.93%
Topanga	Canoga Park	CA	100.0%	160,000,000	15,068,014	9.42%	14,895,280	9.31%
West Valley	Canoga Park	CA	42.5%	7,225,000	691,786	9.57%	747,360	10.34%
vacant land—645,390 SF @ $18/SF			42.5%	5,100,000	N/A	N/A	0	N/A
West Covina	West Covina	CA	100.0%	140,000,000	12,514,590	8.94%	13,392,433	9.57%
Downtown Plaza	Sacramento	CA	100.0%	123,000,000	10,927,752	8.88%	10,848,269	8.82%
Downtown Plaza Office 1	Sacramento	CA	100.0%	12,000,000	1,205,597	10.05%	1,526,278	12.72%
Downtown Plaza Office 2 & 3	Sacramento	CA	100.0%	18,000,000	1,844,000	10.24%	1,847,709	10.27%
Solano	Fairfield	CA	100.0%	105,000,000	7,882,825	7.51%	9,504,920	9.05%
Oakridge	San Jose	CA	100.0%	95,000,000	7,831,026	8.24%	8,401,361	8.84%
Valley Fair(c)	San Jose	CA	50.0%	200,000,000	12,249,490	6.12%	16,386,466	8.19%
Capital Mall	Olympia	WA	100.0%	62,000,000	5,405,377	8.72%	5,539,250	8.93%
Vancouver	Vancouver	WA	99.5%	84,575,000	7,276,465	8.60%	8,288,153	9.80%
Westland (Strip Center)	Denver	CO	100.0%	25,000,000	2,410,650	9.64%	2,568,904	10.28%

(a) Mall undergoing expansion. Value assumes current status of expansion.

(b) Promenade is currently being redeveloped. Value estimate reflects current status.

(c) Valley Fair is currently undergoing expansion. Value estimate reflects current status.

The Assets (cont'd)

	Location		Economic Ownership	ML Value @ JOEY Share	2000 NOI @ JOEY Share	Cap Rate (2000 NOI/ ML Value)	2001 NOI @ JOEY Share	Cap Rate (2001 NOI/ ML Value)
MISSOURI
Crestwood	St. Louis	MO	100.0%	$140,000,000	$12,335,410	8.81%	$13,430,523	9.59%
Mid Rivers	St. Peters	MO	100.0%	110,000,000	9,903,830	9.00%	10,491,999	9.54%
Northwest Plaza	St. Ann	MO	100.0%	125,000,000	12,517,355	10.01%	12,640,402	10.11%
Northwest Plaza Office	St. Ann	MO	100.0%	11,000,000	1,187,677	10.80%	1,207,127	10.97%
South County(a)	St. Louis	MO	100.0%	75,000,000	7,444,487	9.93%	7,799,372	10.40%
West County(b)	Des Peres	MO	100.0%	50,000,000	2,920,351	5.84%	NM	N/A
West Park	Cape Girardeau	MO	100.0%	50,000,000	4,547,126	9.09%	4,904,021	9.81%
CONNECTICUT
Connecticut Post	Milford	CT	100.0%	140,000,000	11,278,839	8.06%	12,332,072	8.81%
Enfield	Enfield	CT	100.0%	50,000,000	4,768,442	9.54%	5,185,784	10.37%
Meriden	Meriden	CT	100.0%	140,000,000	12,584,574	8.99%	13,235,461	9.45%
Trumbull	Trumbull	CT	100.0%	210,000,000	17,291,080	8.23%	17,427,235	8.30%
MARYLAND
Annapolis Mall	Annapolis	MD	100.0%	240,000,000	19,320,610	8.05%	21,279,235	8.87%
Montgomery Mall	Bethesda	MD	100.0%	260,000,000	21,230,980	8.17%	22,013,376	8.47%
Montgomery Mall Expansion(c)			100.0%	11,000,000	N/A	N/A	N/A	N/A
Wheaton	Wheaton	MD	100.0%	110,000,000	11,143,074	10.13%	10,174,968	9.25%
Wheaton South Office			100.0%	8,000,000	793,154	9.91%	946,878	11.84%
Wheaton North Office			100.0%	13,000,000	1,416,913	10.90%	1,595,118	12.27%
OTHER EAST COAST
Independence Mall(d)	Wilmington	NC	85.0%	85,000,000	4,903,598	5.77%	8,453,173	9.94%
Garden State Plaza	Paramus	NJ	50.0%	332,500,000	28,685,874	8.63%	28,389,522	8.54%
South Shore	Bay Shore	NY	100.0%	170,000,000	16,642,352	9.79%	15,275,371	8.99%
Other Properties(e)			100.0%	11,600,000	N/A	N/A	N/A	N/A

TOTAL @ JOEY SHARE				$4,761,428,000	$402,774,678		$423,709,133

(a) New Sears and new mall wing should open in fall 2001. Valuation reflects current development status.

(b) Mall to be leveled in early 2001 and redeveloped as super regional mall.

(c) Expansion valued at costs to date plus 10%.

(d) Mall undergoing expansion. Value reflects current status.

(e) Includes certain other non-shopping center assets.